Investor Contact:	Media Contact:
Stacey Fisher	Lorne Fisher
954-924-3427	954-258-1786
sfisher@fish-consulting.com	lfisher@fish-consulting.com

FIND/SVP ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS

NEW YORK, December 20, 2005—FIND/SVP, Inc. (OTCBB:FSVP), the nation’s only single-source provider of custom business research and analysis, today announced that Martin E. Franklin has resigned from its Board of Directors, but intends to retain his significant equity position in the Company.

As previously reported, Mr. Franklin had informed FIND/SVP’s Board of his intention to resign this year on September 22, 2005. Mr. Franklin serves on the Board of Directors of four publicly-traded companies and has decided to resign from the Board of Directors of the Company in order to comply with the guidelines of Institutional Shareholder Services by limiting his membership to three Boards of Directors for publicly-traded companies. Mr. Franklin’s decision to resign from FIND/SVP’s Board was not related to any disagreement with the Company or its Board of Directors. Further, Mr. Franklin has advised the Company that his resignation is in no way reflective of any changed confidence in the Company or its long-term prospects, and as outlined in his previously delivered letter to the Board of Directors, he fully intends to, in his capacity as a major shareholder, provide counsel and assistance as requested by the Board of FIND/SVP.

About FIND/SVP
FIND/SVP, Inc. (OTCBB: FSVP), is the nation’s only single-source provider of customized business research and analysis. Well known for its On-Demand Business Research, today FIND/SVP has enhanced its capabilities to include an end-to-end continuum of Custom Market Research, Strategic Intelligence, Product Research & Innovation, and access to a proprietary Expert Advisory Network. FIND/SVP specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Founded in 1969, FIND/SVP is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting FIND/SVP's website at www.findsvp.com.

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Forward-Looking Statements

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results.  The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company.  The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company.  The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.